UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C

(RULE 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to

Section 14(c) of the Securities Exchange Act of 1934

(Amendment No. )

Check the appropriate box:

☒	Preliminary Information Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)).
☐	Definitive Information Statement.

PRECISION AEROSPACE COMPONENTS, INC.
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the Appropriate Box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration No.:

3.	Filing Party:

4.	Date filed: August 8, 2016

PRECISION AEROSPACE COMPONENTS, INC.

351 Camer Drive

Bensalem, PA 19020

NOTICE OF ACTION TO BE TAKEN BY THE SHAREHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To our Stockholders:

We are delivering this Notice and the accompanying Information Statement to inform our stockholders that on August [ ], 2016, the holder of a majority of the shares of Precision Aerospace Components, Inc., a Delaware corporation, (the "Company") common stock, $0.001 par value per share (the "Common Stock") adopted resolutions by written consent, in lieu of a meeting of stockholders, to amend our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), to effect a reverse split of our Common Stock at a ratio of 1-for-250, concurrent with the filing of the amendment to our Certificate of Incorporation with the Delaware Secretary of State (the "Reverse Stock Split"). Our Board of Directors may, in its sole discretion, elect not to implement any reverse stock split or to implement a reverse stock split at a different ratio previously approved by stockholders.

The amendment to the Certificate of Incorporation reflecting the Reverse Stock Split, attached hereto to as Exhibit A (the "Amendment"), was approved by stockholder written consent pursuant to Section 228 of the Delaware General Corporation Law ("DGCL"), which permits any action that may taken at a meeting of the stockholders to be taken by written consent by the holders of the number of shares of voting stock required to approve the action at a meeting. All necessary corporate approvals in connection with the Amendment and the Reverse Stock Split have been obtained.

The Information Statement is being furnished to the holders of the Company's Common Stock pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules thereunder solely for the purpose of informing our stockholders of these corporate actions before they take effect. In accordance with Rule 14c-2 under the Exchange Act, we plan to file the Amendment and thereby implement, as may be elected by our Board of Directors, the Reverse Stock Split, twenty calendar days following the mailing of this Notice and the accompanying Information Statement, or as soon thereafter as if reasonably practicable.

The Amendment was approved and recommended by our Board of Directors prior to the stockholder action by written consent described in this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

You have the right to receive to receive this Notice and accompanying Information Statement if you were a stockholder of record of our Company at the close of business on August [ ], 2016.

By the order of the Board of Directors

John Wachter

Chairman of the Board of Directors

August [ ], 2016

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PRECISION AEROSPACE COMPONENTS, INC.

351 Camer Drive

Bensalem, PA 19020

INFORMATION STATEMENT

General

In this Information Statement, unless the context otherwise requires, "Precision", "we", "our", "us", the "Company" and similar expressions refer to Precision Aerospace Components, Inc., a Delaware corporation.

This Information Statement is being sent to inform our stockholders that we have obtained consent from the holder of a majority of the shares of the Company's common stock, $.001 par value per share (the "Common Stock") to amend our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), to effect a reverse stock split of our Common Stock at a ratio of 1-for-250. Our Board of Directors may, in its sole discretion, elect not to implement any reverse stock split, or to implement a reverse stock split at a different ratio previously approved by stockholders.

This Information Statement is being mailed on or about August [ ], 2016 to the Company's stockholders of record as of August [ ], 2016. This Information Statement constitutes notice to our stockholders of corporate actions taken by our stockholders without a meeting as required by the DGCL.

We will pay the costs of preparing and sending out the enclosed Notice and this Information Statement.

The date of this Information Statement is August [ ], 2016.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Action by Written Consent

Precision Group Holdings LLC (the "Majority Stockholder") owns 491,859,702 shares of our outstanding Common Stock, representing a majority of the Company's outstanding voting capital. The Majority Stockholder as executed a written consent approving the Amendment reflecting the Reverse Stock Split as described herein (the "Consent"). As of the date of this Information Statement, there were 747,315,989 shares of our Common Stock issued and outstanding. No payment was made to any person or entity in consideration of execution of the Consent.

Voting and Vote Required

The Company is not seeking consents, authorizations or proxies from you. Section 228 of the DGCL ("Section 228") provides that a written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for a meeting. Approval of at least a majority of outstanding stock entitled to vote thereon and a majority of each class entitled to vote thereon as a class was required to approve the Amendment.

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As of the Record Date, the Company had 747,315,989 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. On the Record Date, the Majority Stockholder beneficially owned 491,859,702 shares of Common Stock, which represents a majority of the Company's outstanding voting capital. Accordingly, the written consent executed by the Majority Stockholder pursuant to Section 228 of the DGCL is sufficient to approve the Amendment reflecting the Reverse Stock Split and no further stockholder action is required to approve the Amendment.

Notice Pursuant to Section 228

Pursuant to Section 228 of the DGCL, the Company is required to provide prompt notice of the taking of a corporate action by written consent to Company's stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228.

Dissenters' Rights of Appraisal

The DGCL does not provide dissenters' rights of appraisal to our stockholders in connection with the adoption of the Amendment.

REVERSE STOCK SPLIT

The Company's Board of Directors has unanimously adopted a resolution pursuant to which it will seek stockholder approval to authorize the Board of Directors to potentially effectuate a reverse stock split at a ratio of 1-for-250 (the "Reverse Stock Split"). In addition, the Majority Stockholder has executed the Consent approving the Amendment reflecting the Reverse Stock Split as described herein.

Our Board of Directors of the Company may, in its sole discretion, elect not to implement any reverse stock split.

The Board of Directors has determined that it is in the best interests of Precision and our stockholders to effect the Reverse Stock Split, and for our stockholders to approve the Amendment. The Reverse Stock Split would reduce the number of outstanding shares of our Common Stock.

Background on the Reverse Stock Split

Our management and the Majority Stockholder believe that the Reverse Stock Split would be beneficial to us because such action would reduce the number of shares outstanding and potentially increase the trading price per share of our Common Stock. Our Common Stock currently trades on the OTC Bulletin Board (OTC:PAOS).

Our Board of Directors currently intends to implement the Reverse Stock Split at a ratio of 1-for-250 on the twentieth day following the date on which this Information Statement is first sent or given to our stockholders, or as soon thereafter as reasonably practicable. The Board of Directors reserves the right to elect to abandon the Reverses Stock Split, if it determines that the Reverse Stock Split is not in our best interests and the best interests of our stockholders.

The Board believes that the increased market price of the Common Stock expected as a result of implementing the Reverse Stock Split at an appropriate time would improve the marketability and liquidity of the Common Stock and would encourage interest and trading in our Common Stock. In approving the Reverse Stock Split, the Board of Directors considered that our Common Stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. The Board of Directors also believes that most investment funds are reluctant to invest in lower priced stocks.

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Although we expect the Reverse Stock Split, if effectuated, will result in an increase in the market price of our Common Stock, the Reverse Stock Split may not increase the market price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding or result in a permanent increase in the market price, which is dependent upon many factors, including our performance, prospects and other factors detailed from time to time in our reports filed with the Securities and Exchange Commission. The history of similar reverse stock splits for companies in like circumstances is varied. If the market price of our Common Stock declines following the implementation of the Reverse Stock Split, then the percentage decline as an absolute number and as percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.

The form of the Amendment is set forth in Exhibit A to this Information Statement.

Board Discretion to Determine Ratio for the Potential Reverse Stock Split

The resolution approved by the Board of Directors grants authorization to the Board to effect the Reverse Stock Split, if and when determined by the Board, at a ratio of 1-for-250. Under the Amendment, as proposed, if the Board determines to effect the Reverse Stock Split, each outstanding two hundred and fifty shares of Common Stock would be reclassified as and changed into one share of Common Stock. No further action on the part of stockholders will be required to implement the Reverse Stock Split. The Board intends to effectuate the Reverse Stock Split at a ratio of 1-for-250 on the twentieth day following the date on which this Information Statement is first sent or given to our stockholders, or as soon thereafter as reasonably practicable. The Board of Directors may decide not to effect any reverse stock split.

Certain Risks Associated with the Potential Reverse Stock Split

There are numerous factors and contingencies that could affect the price of our Common Stock following implementation of the Reverse Stock Split, including the status of the market for our Common Stock at the time, our results of operations in future periods, and general economic market and industry conditions. Accordingly, the market price of our Common Stock may not be sustainable at the direct arithmetic result of the Reverse Stock Split. If the market price our Common Stock declines after the Reverse Stock Split is implemented, our total market capitalization (the aggregate value of all of our outstanding Common Stock at the then existing market price) after the split will be lower than before the split.

The Reverse Stock Split may result in some stockholders owning "odd lots" of less than 100 shares of Common Stock on a post-split basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in "round lots" of even multiples of 100 shares.

Effects of the Potential Reverse Stock Split

General – Upon the effectiveness of the Reverse Stock Split, each of our stockholders would beneficially own a reduced number of shares of Common Stock. The Reverse Stock Split would affect all of our stockholders uniformly and would not affect any stockholder's percentage ownership interests, except to the extent that the Reverse Stock Split would result in any of the stockholders owning a fractional share, as described below. The number of stockholders of record would also not be affected, and the rights and preferences of the outstanding shares of Common Stock would remain the same.

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Effect on Authorized and Outstanding Shares – Currently, we are authorized to issue up to a total of 800,000,000 shares of Common Stock. As of the Record Date, 747,315,989 shares of our Common Stock were issued and outstanding.

Implementation of the Reverse Stock Split would not change the total authorized number of shares of Common Stock. Accordingly, the number of shares of Common Stock available for issuance following implementation of the Reverse Stock Split will increase to the extent the Reverse Stock Split reduces the outstanding number of shares of our Common Stock. We may engage in future transactions, including financings and acquisitions, which could involve the issuance of capital stock. Although we engage in discussions with third parties from time to time, we currently have no agreements or commitments with respect to potential acquisitions or similar transactions or for the financing of any acquisitions that may be considered in the future. Stockholders should note that no assurance can be given that any such transactions will occur. Any future issuance of additional shares of Common Stock could affect our stockholders in a number of other respects, including by diluting the voting power of the then holders of our Common Stock, and by diluting the earnings per share and book value per share of the outstanding shares of our Common Stock at such time. In addition, the issuance of additional shares of Common Stock, or shares of preferred stock or other securities that are convertible into, or exercisable for, Common Stock, could adversely affect the market price of our Common Stock.

Payment for Fractional Shares – Whether shares are held in street name or directly, fractional shares of Common Stock will not be issued to stockholders. Instead, if the number of "pre-split" shares of Common Stock is not evenly divisible by two hundred and fifty (250), the "pre-split" shares will round up to the next number that is divisible by two hundred and fifty (250). The number of authorized Common stock shall remain unaffected and the par value shall remain at $0.001 per share.

For example, if you own 6,028 shares of the Common Stock, the 1-for-250 reverse stock split will reduce your number of common shares to 25 shares after the Reverse Stock Split. The "rounded-up shares" are subject to applicable federal and state income tax.

Accounting Matters – The par value per share of the Common Stock would remain unchanged after the Reverse Stock Split. As a result, on the Effective Date of the Reverse Stock Split, the stated capital on the balance sheet attributable to the Common Stock would be reduced proportionally, based on the exchange ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of the Common Stock outstanding. The Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

U.S. Federal Income Tax Matters – We have summarized below what we believe to be certain federal income tax consequences to the Company and its stockholders resulting from the Reverse Stock Split. This summary is based on United States federal income tax law, existing as of the date of this Information Statement. Such tax laws may change, even retroactively. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a United States citizen and have held, and will hold, your shares as capital assets under the Internal Revenue Code (the "Code"). You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to the round-up shares in lieu of fractional shares, no gain or loss will be recognized upon the reverse stock split. Accordingly, the aggregate tax basis in the Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the Common Stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered.

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A holder who receives round-up shares in lieu of a fractional share of our Common Stock pursuant to the reverse stock split should recognize capital gain or loss in an amount equal to the difference between the amount of additional shares received and the holder's tax basis in the shares of our Common Stock surrendered that is allocated to such fractional share of our Common Stock. Such capital gain or loss should be long-term capital gain or loss if the holder's holding period for our Common Stock surrendered exceeded one year at the effective time. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Information returns generally will be required to be filed with the Internal Revenue Service (IRS) with respect to the receipt of round-up shares in lieu of a fractional share of our Common Stock pursuant to the reverse stock split in the case of certain U.S. holders.

The foregoing discussion summarizing certain federal income tax consequences does not refer to the particular facts and circumstances of any specific stockholder. Stockholders are urged to consult their own tax advisors for more specific and definitive advice as to the federal income tax consequences to them of the Reverse Stock Split, as well as advice as to the application and effect of state, local and foreign income and other tax laws:

Mechanics of Reverse Stock Split – At such time that the Reverse Stock Split is implemented, our stockholders will be notified that the Reverse Stock Split has been effected and the ratio at which it was effected. The mechanics of the Reverse Stock Split will differ depending upon whether shares held are held beneficially in street name or whether they are registered directly in a stockholder's name.

•	If a stockholder's shares are registered directly in the stockholder's name, the stockholder will receive a transmittal letter asking the stockholder to surrender certificates representing pre-split shares in exchange for certificates representing post-split shares. No new certificates will be issued to the stockholder until the outstanding certificate(s) together with the properly completed and executed letter of transmittal are delivered in accordance with the instructions contained in such transmittal letter.

•	Non-registered stockholders holding our Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

EFFECTIVE DATE OF THE AMENDMENT

The Board and the Majority Stockholder have approved the Reverse Stock Split to be effective concurrent with the filing of the Amendment with the Secretary of State of Delaware. However, the Board may, in its sole discretion, elect to implement a reverse stock split at any other previously approved ratio or may elect not to implement any reverse stock split. We anticipate the Amendment will be filed and become effective on the twentieth day following the date on which this Information Statement is first sent or given to our stockholders, or as soon thereafter as reasonably practicable.

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INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

John Wachter and William J. Golden are directors of Precision and John Wachter is our Chairman of the Board of Directors and Chief Financial Officer. William J. Golden is the General Counsel of the Company. William J. Golden is the managing member of the Majority Stockholder and John Wachter is a member of the Majority Stockholder. Other than as set forth above, no director or executive officer, other than in his role as director or executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect by security holdings or otherwise, in the matters described herein which, to the extent such director, executive officer or associate of such director or executive officer is a stockholder of the Company, is not shared by all other stockholders pro-rata and in accordance with their respective stock ownership interests.

INFORMATION ABOUT MAJORITY STOCKHOLDER

As of the Record Date, the Majority Stockholder is the holder of 491,859,702 shares of our Common Stock, representing approximately 65.8% of the voting capital stock of the Company, and has consented to the Amendment.

HOUSEHOLDING OF INFORMATION STATEMENT

The Company has been notified that certain banks, brokers and other nominees may household the Company's Information Statement for stockholders who hold Company shares with the bank, broker or other nominee in "street" name and have consented to householding. In this case, you may request individual copies of the Information Statement by contacting your bank, broker or other nominee.

VOTING SECURITIES

INFORMATION ABOUT PRECISION BENEFICIAL OWNERSHIP

Set forth below s certain information as of August [ ], 2016 with respect to the beneficial ownership determined in accordance with Rule 13d-3 under the Exchange Act of our Common Stock by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding Common Stock, (b) each director and nominee for director, (c) each of our named executive officers and (d) all of our executive officers and directors as a group. Unless otherwise stated, the business address of each person listed is c/o Precision Aerospace Components, Inc., 351 Camer Drive, Bensalem, Pennsylvania 19020.

Name and Address of Stockholder	Number of Shares Owned	Percentage of Ownership
Precision Group Holdings LLC (1)	491,859,702	65.8%
C3 Capital Partners III LP	241,745,823	32.3%

_________________

(1)	William J. Golden is the Managing Member of Precision Group Holdings LLC and John Wachter is a member of Precision Group Holdings LLC.

By the order of the Board of Directors

John Wachter

Chairman of the Board of Directors

August [ ], 2016

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EXHIBIT A

Certificate of Amendment to Articles of Incorporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), Precision Aerospace Components, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

1.	The name of the Corporation is Precision Aerospace Components, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 28, 2005 under the name Jordan 1 Holdings Company. On August 4, 2006, the Corporation changed its name from Jordan 1 Holdings Company to Precision Aerospace Components, Inc.

2.	The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the DGCL setting forth a proposed amendment to the Certificate of Incorporation of the Corporation (the "Amendment") and declaring the Amendment to be advisable. The requisite stockholders of the Corporation have duly approved the Amendment in accordance with Section 242 of the DGCL. The second amendment amends the Certificate of Incorporation of the Corporation as follows:

Article FOURTH is hereby amended by adding the following text immediately after the last paragraph of Article FOURTH:

"Effective upon the filing of the Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each two hundred and fifty (250) shares of issued Common Stock immediately prior to the Effective Time is reclassified into one () share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification shall be entitled to one () share of Common Stock for each fractional share of Common Stock that would have been issued to such person."

3.	Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified, provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified."

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chairman of the Board of Directors on this ___ day of September, 2016.

Precision Aerospace Components, Inc.

By:	/s/ John Wachter
Name:	John Wachter
Title:	Chairman of the Board

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